CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Wired Associates Solutions, Inc.

We consent to the inclusion in this Transitional Report on Form 10-KT filed with the Securities and Exchange Commission on March 30, 2012 (the “Transitional Report”), of our report dated December 5, 2011, relating to the balance sheet of Wired Associates Solutions, Inc. as of October 31, 2011 and October 31, 2010, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended and for the period from February 14, 2003 (inception), to October 31, 2011 appearing in the Transitional Report.

/s/ George Stewart
George Stewart, CPA

Seattle, Washington

March 30, 2012